Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations

(617) 796-8222

www.cwhreit.com

CommonWealth REIT Announces Redemption of 5.75% Senior Notes Due in 2014

Newton, MA (September 13, 2013): CommonWealth REIT (NYSE: CWH) today announced that it will redeem all of its outstanding 5.75% Senior Notes due 2014 at a redemption price equal to the principal amount of $99,043,000, plus accrued and unpaid interest to the date of redemption.  This redemption is expected to occur on or about October 18, 2013.  CWH expects to fund this redemption by using cash on hand and borrowing on its revolving credit facility.

CommonWealth REIT is a real estate investment trust, or REIT, which primarily owns office properties located throughout the United States.  CWH is headquartered in Newton, Massachusetts.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust..

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND CWH’S CONTROL.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT CWH HAS ELECTED TO REDEEM ALL OF THE 5.75% SENIOR NOTES DUE 2014 AND THAT THIS REDEMPTION IS EXPECTED TO OCCUR ON OCTOBER, 18, 2013. HOWEVER, THE EXPECTED REDEMPTION OF THE 5.75% SENIOR NOTES DUE 2014 MAY NOT BE COMPLETED OR IT COULD BE DELAYED DUE TO THE OCCURRENCE OF UNFORESEEN OR OTHER CIRCUMSTANCES.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.  ALSO, EXCEPT AS REQUIRED BY LAW, CWH DOES NOT INTEND TO UNDERTAKE ANY DUTY TO UPDATE ANY FORWARD LOOKING STATEMENT IN THIS PRESS RELEASE AS A RESULT OF FUTURE EVENTS OR NEW INFORMATION.

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